Exhibit 10.19

THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Amendment”), effective as of December 21, 2017 is made by and between Andrew W. Mathias (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”).

WHEREAS, the Employer and the Executive entered into that certain Amended and Restated Employment and Noncompetition Agreement, dated as of November 8, 2013, as amended (the “Employment Agreement”); and

WHEREAS, pursuant to Section 12 of the Employment Agreement, the Employer and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and the Executive agree as follows:

1.Section 3(a) of the Employment Agreement is hereby deleted in its entirety and the following new Section 3(a) is substituted in lieu thereof:

(a)    Base Salary. The Employer shall pay Executive an aggregate minimum annual salary at the rate of (i) $800,000 per annum from the Effective Date through December 31, 2017 and (ii) $900,000 per annum from January 1, 2018 through the end of the Employment Period (“Base Salary”). Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee of the Board at least annually. In no event shall Executive’s Base Salary in effect at a particular time be reduced without his prior written consent.

2.Section 8(b)(i) of the Employment Agreement is hereby deleted in its entirety and the following new Section 8(b)(i) is substituted in lieu thereof:

(i)during the Employment Period, any period thereafter during which Executive remains employed by the Employer and (x) for the 18-month period following the termination of Executive by either party for any reason other than termination in connection with or within eighteen (18) months after a Change-in-Control, or (y) for the 6-month period following the termination of Executive in connection with or within eighteen (18) months after a Change-in-Control, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; provided, however, that, if Executive’s employment with the Employer terminates upon or after the scheduled expiration of the term of this Agreement (including any renewals or extensions) without any early termination under Section 6, the restrictions of this Section 8(b)(i) shall apply for one (1) year (rather than eighteen (18) months) following the termination of Executive’s employment; and provided, further, that if Executive’s employment terminates for any reason following provision by either party of written notice of non-renewal of the term of this Agreement as provided in Section 1 but prior to the date on which such term is scheduled to expire following provision of such notice, the restrictions of this Section 8(b)(i) shall apply from the date of such termination through the date that is one (1) year following the date on which the term of this Agreement was scheduled to expire immediately prior to such termination; provided, further, that if (A) Employer fails to grant either 56,000 LTIP Units or 56,000 shares of Common Stock to Executive under the SL Green Realty Corp. Fourth Amended and Restated 2005 Stock Option and Incentive Plan (the “Amended Plan”) and in accordance with definitive documentation that is consistent with the Employer’s general practices for documentation contemplated by the Amended Plan on or before January 31, 2018, with 100% of such LTIP Units or shares of Common Stock to vest on December 31, 2018, subject to Executive’s continued employment through such date and two-year post-vesting no-sale restrictions, and (B) Executive opts to terminate employment pursuant to Section 6(b)(iii) effective on or before February 28, 2018, then the restrictions of this Section 8(b)(i) shall cease to apply as of such effective date of termination; and
3.Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Employment Agreement.

4.This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of New York.

5.This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SL GREEN REALTY CORP.:

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President, Chief Legal
Officer and General Counsel

EXECUTIVE:

/s/ Andrew W. Mathias
Name:	Andrew W. Mathias

[Signature Page to Mathias Employment Agreement]

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